OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden hours per response...10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

BIOMIMETIC THERAPEUTICS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
09064X 10 1
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	09064X 10 1	13G	Page	2	of	20	Pages

1	NAME OF REPORTING PERSONS InterWest Partners VIII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		857,692

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		857,692

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	857,692

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.7%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	09064X 10 1	13G	Page	3	of	20	Pages

1	NAME OF REPORTING PERSONS InterWest Investors VIII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		6,846

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		6,846

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,846

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Less than 0.1%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	09064X 10 1	13G	Page	4	of	20	Pages

1	NAME OF REPORTING PERSONS InterWest Investors Q VIII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		24,538

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		24,538

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	24,538

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	09064X 10 1	13G	Page	5	of	20	Pages

1	NAME OF REPORTING PERSONS

InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)

	I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		889,076

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		889,076

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	09064X 10 1	13G	Page	6	of	20	Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	7	of	20	Pages

1	NAME OF REPORTING PERSONS Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		7,081

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,081

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	896,157

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	8	of	20	Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	9	of	20	Pages

1	NAME OF REPORTING PERSONS W. Scott Hedrick (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	10	of	20	Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	11	of	20	Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		7,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,000

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	896,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	12	of	20	Pages

1	NAME OF REPORTING PERSONS H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	13	of	20	Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	14	of	20	Pages

1	NAME OF REPORTING PERSONS Thomas L. Rosch (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		2,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,000

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	891,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	09064X 10 1	13G	Page	15	of	20	Pages

1	NAME OF REPORTING PERSONS Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		889,076

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		889,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	889,076

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

ITEM 1.
(a) NAME OF ISSUER : BioMimetic Therapeutics, Inc.
(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:
     389-A Nichol Mill Lane, Franklin, TN 37067
ITEM 2.
(a) NAME OF PERSON(S) FILING:
InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)
(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
     2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025
(c) CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VIII:	California
II VIII:	California
IIQ VIII:	California
IMP VIII:	California
Cash:	United States
Ehrlich:	United States
Gianos:	United States
Hedrick:	United States
Holmes:	United States
Kliman:	United States
Nash:	United States
Oronsky:	United States
Rosch:	United States
Sweeney:	United States
Page 16 of 20 Pages

(d) TITLE OF CLASS OF SECURITIES: Common Stock
(e) CUSIP NUMBER: 09064X 10 1
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VIII	II VIII	IIQ VIII	IMP VIII (1)
Beneficial Ownership	857,692	6,846	24,538	889,076
Percentage of Class	4.7%	Less than 0.1%	0.1%	4.8%
Sole Voting Power	857,692	6,846	24,538	889,076
Shared Voting Power	0	0	0	0
Sole Dispositive Power	857,692	6,846	24,538	889,076
Shared Dispositive Power	0	0	0	0

	Cash (2)	Ehrlich (2)**	Gianos (2)	Hedrick (2)
Beneficial Ownership	889,076	896,157	889,076	889,076
Percentage of Class	4.8%	4.9%	4.8%	4.8%
Sole Voting Power	0	7,081	0	0
Shared Voting Power	889,076	889,076	889,076	889,076
Sole Dispositive Power	0	7,081	0	0
Shared Dispositive Power	889,076	889,076	889,076	889,076

	Holmes (2)	Kliman (2)	Nash (2)
Beneficial Ownership	889,076	896,076	889,076
Percentage of Class	4.8%	4.9%	4.8%
Sole Voting Power	0	7,000	0
Shared Voting Power	889,076	889,076	889,076
Sole Dispositive Power	0	7,000	0
Shared Dispositive Power	889,076	889,076	889,076

	Oronsky (2)	Rosch (2)	Sweeney (2)
Beneficial Ownership	889,076	891,076	889,076
Percentage of Class	4.8%	4.9%	4.8%
Sole Voting Power	0	2,000	0
Shared Voting Power	889,076	889,076	889,076
Sole Dispositive Power	0	2,000	0
Shared Dispositive Power	889,076	889,076	889,076

**	Includes 5,831 shares issuable to Ehrlich pursuant to outstanding options exercisable within 60 days of December 31, 2007.

(1)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.

(2)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, Rosch, and Sweeney are Managing Directors of IMP VIII. Ehrlich and Nash are Venture Members of IMP VIII.
Page 17 of 20 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP VIII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 18 of 20 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2008

INTERWEST PARTNERS VIII, LP

		By:	InterWest Management Partners VIII, LLC
its General Partner

		By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

INTERWEST INVESTORS VIII, LP

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich	By:	InterWest Management Partners VIII, LLC its General Partner

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

INTERWEST INVESTORS Q VIII, LP

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes	By:	InterWest Management Partners VIII, LLC its General Partner

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky
		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney
Page 19 of 20 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 12, 2008

INTERWEST PARTNERS VIII, LP

		By:	InterWest Management Partners VIII, LLC
its General Partner

		By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

INTERWEST INVESTORS VIII, LP

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich	By:	InterWest Management Partners VIII, LLC its General Partner

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

INTERWEST INVESTORS Q VIII, LP

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes	By:	InterWest Management Partners VIII, LLC its General Partner

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky
		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney